Exhibit 99.1

Natural Health Trends Reports Fourth Quarter and Full Year 2019 Financial Results

–	Fourth quarter 2019 revenue increased 5% from the prior quarter

–	Fourth quarter 2019 order volume increased 12% from the prior quarter

–	Generated positive cash flow from operations in the fourth quarter 2019

–	Repurchased $10.1 million of common stock and paid $7.3 million in dividends in 2019

–	Declared a quarterly cash dividend of $0.20 per share

–	Expect to realize $6.5 million in annualized cost savings in 2020

HONG KONG – February 12, 2020 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Financial Highlights

•	Revenue of $17.8 million decreased 57% compared to $41.6 million in the fourth quarter of 2018. Revenue increased 5% compared to $17.0 million in the third quarter of 2019.

•
Operating loss was $3.2 million compared to operating income of $5.7 million in the fourth quarter of 2018. Operating loss for the fourth quarter of 2019 included an impairment charge of $1.8 million upon the early adoption of a new accounting standard pertaining to goodwill that arose from a merger transaction in March 2004.

•	Net loss was $2.8 million, or $0.27 per diluted share, compared to net income of $5.6 million, or $0.49 per diluted share, in the fourth quarter of 2018.

•	The number of Active Members[1] decreased 16% to 57,410 at December 31, 2019, compared to 68,150 at September 30, 2019, and decreased 41% compared to 97,840 at December 31, 2018.

[1]	Natural Health Trends defines Active Members as those that have placed at least one product order with the Company during the preceding twelve-month period.

Full Year 2019 Financial Highlights

•	Revenue of $77.6 million decreased 60% compared to $191.9 million in 2018.

•	Operating loss was $7.0 million compared to operating income of $33.7 million in 2018. Operating loss included a goodwill impairment charge of $1.8 million in 2019.

•	Net loss was $5.6 million, or $0.52 per diluted share, compared to net income of $31.0 million, or $2.74 per diluted share, in 2018.

Management Commentary

“2019 was a challenging year for our business amid a host of macroeconomic and industry-specific factors that created a highly difficult operating environment,” commented Chris Sharng, President of Natural Health Trends Corp. “In addition to China’s 100 day campaign announced last January and negative sentiment stemming from social media as it relates to health products companies in China, additional developments such as ongoing global trade tensions, China’s slowing economy and civil unrest in Hong Kong further contributed to the decline in revenue for 2019. That said, order volume in the fourth quarter of 2019 increased 12% over the prior quarter as a result of our successful event in Macau, along with a positive response to our various product promotions and incentives.”

Mr. Sharng further commented, “While our first quarter results are typically affected by the Chinese New Year, the coronavirus outbreak and the unprecedented measures to control it are posing further challenges to the market. Following the extended Chinese New Year holidays, we plan to rely on product promotions and webcast training to overcome physical restrictions. We are continuing to monitor the evolving situation closely and will adapt our marketing programs accordingly. Looking ahead, we have implemented a strategy to more effectively manage elements within our control including: ensuring our incentives remain attractive to our leaders and member base; continuing to expand our operations into new geographies; and reducing our cost structure. To that end, we expect to achieve annualized cost savings of approximately $6.5 million in 2020.”

Balance Sheet and Cash Flow

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Net cash provided by operating activities was $110,000 in the fourth quarter of 2019, compared to $4.4 million in the fourth quarter of 2018. For the full year of 2019, net cash used in operating activities was $18.6 million, compared to net cash provided by operating activities of $29.7 million in 2018.

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Total cash and cash equivalents were $96.0 million as of December 31, 2019, down from $132.7 million as of December 31, 2018. The decrease in the cash balance was mainly due to a $16.1 million decrease in working capital, $10.1 million in stock repurchases and $7.3 million in dividend payments.

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During the three months ended December 31, 2019, the Company purchased a total of 97,785 shares of its common stock for an aggregate purchase price of $552,000, plus transaction costs. As of December 31, 2019, $21.9 million of the stock repurchase program remained available for future purchases, inclusive of related estimated income tax.

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On February 10, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 on each share of common stock outstanding. The dividend will be payable on March 6, 2020 to stockholders of record as of February 25, 2020. Further, the Company expects to pay a comparable quarterly cash dividend in 2020 and 2021; however, future quarterly cash dividends will be at the sole discretion of the Board of Directors, and will depend on the Company's results of operations, financial condition, capital requirements and other factors considered relevant by the Board of Directors.

The Company expects to issue its 2019 audited financial results in March with its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission. The financial results are preliminary and the accompanying financial statements have not been audited or have not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s 2019 audited financial results.

Fourth Quarter and Full Year 2019 Financial Results Conference Call

Management will host a conference call to discuss the fourth quarter and full year 2019 financial results today, Wednesday, February 12, 2020 at 11:30 a.m. Eastern Time. The conference call details are as follows:

Date:	Wednesday, February 12, 2020
Time:	11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time
Dial-in:	1-877-407-0789 (Domestic) 1-201-689-8562 (International)
Conference ID:	13698060
Webcast:	http://public.viavid.com/index.php?id=137649
For those unable to participate during the live broadcast, a replay of the call will also be available from 2:30 p.m. Eastern Time on February 12, 2020 through 11:59 p.m. Eastern Time on February 26, 2020 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13698060.

About Natural Health Trends Corp.

Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on April 26, 2019 with the Securities and Exchange Commission (SEC), as well as in subsequent reports filed this year with the SEC. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel (Hong Kong): +852-3107-0800
Tel (U.S.): 310-541-0888
scott.davidson@nhtglobal.com

Investor Contact:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$96,035	$132,653
Inventories	6,404	12,165
Other current assets	5,936	5,369
Total current assets	108,375	150,187
Property and equipment, net	735	934
Operating lease right-of-use assets	3,135	—
Goodwill	—	1,764
Restricted cash	3,390	2,998
Deferred tax asset	2,039	1,207
Other assets	823	831
Total assets	$118,497	$157,921
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$680	$1,631
Accrued commissions	2,931	12,502
Other accrued expenses	2,387	6,121
Deferred revenue	4,506	6,795
Amounts held in eWallets	12,938	14,611
Operating lease liabilities	1,655	—
Other current liabilities	1,205	1,424
Total current liabilities	26,302	43,084
Income taxes payable	15,365	16,982
Deferred tax liability	202	186
Long-term incentive	—	7,808
Operating lease liabilities	1,564	—
Total liabilities	43,433	68,060
Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	86,102	86,415
Retained earnings	16,117	44,431
Accumulated other comprehensive loss	(1,264)	(1,250)
Treasury stock, at cost	(25,904)	(39,748)
Total stockholders’ equity	75,064	89,861
Total liabilities and stockholders’ equity	$118,497	$157,921

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net sales	$17,835	$41,590	$77,614	$191,910
Cost of sales	5,102	8,821	20,104	39,367
Gross profit	12,733	32,769	57,510	152,543
Operating expenses:
Commissions expense	7,291	20,211	35,549	87,502
Selling, general and administrative expenses	6,924	6,825	27,220	31,309
Goodwill impairment	1,764	—	1,764	—
Total operating expenses	15,979	27,036	64,533	118,811
Income (loss) from operations	(3,246)	5,733	(7,023)	33,732
Other income, net	298	324	1,426	789
Income (loss) before income taxes	(2,948)	6,057	(5,597)	34,521
Income tax provision (benefit)	(106)	498	14	3,486
Net income (loss)	$(2,842)	$5,559	$(5,611)	$31,035
Net income (loss) per common share:
Basic	$(0.27)	$0.49	$(0.52)	$2.75
Diluted	$(0.27)	$0.49	$(0.52)	$2.74
Weighted-average number of common shares outstanding:
Basic	10,456	11,321	10,871	11,304
Diluted	10,456	11,329	10,871	11,318

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income (loss)	$(5,611)	$31,035
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	387	424
Noncash lease expense	1,760	—
Deferred income taxes	(820)	358
Goodwill impairment	1,764	—
Changes in assets and liabilities:
Inventories	5,820	(3,879)
Other current assets	(554)	2,065
Other assets	—	(55)
Accounts payable	(953)	(116)
Accrued commissions	(9,598)	1,410
Other accrued expenses	(2,797)	(883)
Deferred revenue	(2,315)	2,359
Amounts held in eWallets	(1,742)	(509)
Operating lease liabilities	(1,807)	—
Income taxes payable	(1,617)	(2,077)
Other current liabilities	(222)	(326)
Long-term incentive	(333)	(96)
Net cash provided by (used in) operating activities	(18,638)	29,710
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(189)	(214)
Net cash used in investing activities	(189)	(214)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(10,117)	—
Dividends paid	(7,344)	(31,512)
Net cash used in financing activities	(17,461)	(31,512)
Effect of exchange rates on cash, cash equivalents and restricted cash	62	(811)
Net decrease in cash, cash equivalents and restricted cash	(36,226)	(2,827)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	135,651	138,478
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$99,425	$135,651
SUPPLEMENTAL DISCLOSURES OF OTHER CASH FLOW INFORMATION:
Issuance of treasury stock for employee awards, net	$8,289	$554
Right-of-use assets obtained in exchange for operating lease liabilities	$5,082	$—